UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): (April 12, 2010)

ENERGY PARTNERS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

(Address of principal executive offices) (Zip Code)

(504) 569-1875

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2010, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Energy Partners, Ltd. (the “Company”), unanimously recommended that the Board amend the Change of Control Severance Plan for certain designated officers and employees of the Company, effective as of March 24, 2005 (as amended from time to time, the “COC Plan”). On April 12, 2010, the Board approved the Committee’s recommended amendment to the COC Plan (the “COC Amendment”).

The COC Amendment provides, among other things, that a participant in the COC Plan receive certain severance benefits if his or her termination occurs under certain circumstances within one year after a Change of Control (as defined in the COC Plan). The severance benefits provided to a participant in the COC Plan are awarded based upon that participant’s Designated Multiple (as defined in the COC Plan), which is determined by the Committee. If a participant is terminated, that participant is entitled to receive a cash payment in the amount of (a) that participant’s Designated Multiple, multiplied by (b) the sum of that participant’s (i) base salary for the year of termination, plus (ii) subject to adjustment prior to 2012 in the manner described below, average annual bonus for the three preceding years. In addition, the participant is entitled to receive the same level of medical, dental and life insurance benefits for a certain period following the date of termination (the “Designated Period”) as that participant was receiving immediately prior to the date of termination.

Previously, the COC Plan provided for Designated Multiples of either 1.5 or 2.0, and a participant’s Designated Period was determined by that participant’s Designated Multiple. A participant with a Designated Multiple of 1.5 received a Designated Period of 12 months, while a participant with a Designated Multiple of 2.0 was entitled to a Designated Period of 18 months. The COC Amendment amends the COC Plan by providing for Designated Multiples of 1.0, 1.5, 2.0 and 2.5, and further amends the COC Plan by providing that the Designated Period will be 12 months for participants with a Designated Multiple of 1.0, and 18 months for participants with a Designated Multiple of 1.5, 2.0 or 2.5. Furthermore, the COC Amendment changes the method for determining a participant’s bonus, depending on the year of termination, for the purposes of calculating the severance benefit payable to that participant. Prior to the COC Amendment, the bonus component for each participant was the three-year average bonus for that participant. Because of changes in the way the Company now determines bonuses for its executives and other senior employees, the Committee and the Board concluded that the actual three-year average should not be used until 2012. Instead, if the calculation of the three-year average would have otherwise required the inclusion of a bonus for 2007, 2008 or 2009, that bonus is replaced in the calculation with 50% of the participant’s target bonus. A summary of the COC Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the material terms of the COC Amendment is qualified in its entirety by the summary of the COC Amendment.

In connection with the COC Amendment, the Committee recommended, and the Board approved, as participants in the COC Plan the following officers, each with a Designated Multiple as set forth opposite his or her name:

Participant	Designated Multiple
Gary Hanna	2.5
John Peper	2.0
T.J. Thom	1.5
David Cedro	1.5
Chad Williams	1.5
Paul Jones	1.5

On April 9, 2010, the Committee unanimously recommended that the Board amend the Employment Agreement dated as of October 1, 2009 by and between the Company and Gary Hanna, the Chief Executive Officer of the Company (the “CEO Employment Agreement”). On April 12, 2010, the Board approved the amendment to the CEO Employment Agreement (the “CEO Employment Amendment”), which provides, among other things, that if Mr. Hanna is terminated without cause, Mr. Hanna will receive severance in the amount of 18 months’ Base Salary (as defined in the CEO Employment Agreement), and that Mr. Hanna will participate in the COC Plan. The CEO Employment Amendment will also include conforming changes, primarily to eliminate duplicative change of control benefits, to reflect the fact that Mr. Hanna will now be a participant in the COC Plan. Accordingly, the changes related to the COC Plan will include a provision that Mr. Hanna will be entitled to the benefits of the COC Plan, regardless of whether it is terminated in the future. The CEO Employment Amendment will also incorporate an evergreen provision so that, as of the end of each month, Mr. Hanna will have at least 18 months remaining on his Term (as defined in the CEO Employment Agreement). Finally, the CEO Employment Amendment clarifies that Mr. Hanna is based in the Company’s Houston office although he regularly travels to the Company’s headquarters in New Orleans. A summary of the CEO Employment Amendment is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The foregoing description of the material terms of the CEO Employment Amendment is qualified in its entirety by the summary of the CEO Employment Amendment.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1*	Summary of 2010 Amendments to the Energy Partners, Ltd. Change of Control Severance Plan.

10.2*	Summary of 2010 Amendments to the Employment Agreement, dated as of October 1, 2009, between Energy Partners, Ltd. and Gary Hanna.

*	Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 16, 2010

ENERGY PARTNERS, LTD.

By:	/S/ JOHN H. PEPER
John H. Peper
Executive Vice President, General Counsel and Corporate Secretary

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